Exhibit 99.1

Conference Call:	Today, June 13, 2012 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2910 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

MAD CATZ REPORTS FISCAL 2012 FOURTH QUARTER NET SALES OF $29 MILLION AND DILUTED EARNINGS PER SHARE OF $0.01

- Full-Year Net Revenue of $118 Million and Loss per Share of $0.03 -

San Diego, CA – June 13, 2012 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal fourth quarter and year ended March 31, 2012.

For the fiscal year ended March 31, 2012, the Company generated net sales of $117.6 million, a decline of 36% from record net sales of $184.0 million in fiscal 2011. Gross profit for fiscal 2012 declined 41% to $31.5 million, from $53.4 million in the prior fiscal year, while gross profit margin declined to 27%, compared to 29% in fiscal 2011. Total operating expenses in fiscal 2012 were $35.4 million, up 2% from $34.6 million in the prior year, leading to an operating loss of $3.9 million, compared to operating income of $18.8 million a year ago. Foreign exchange loss was $0.6 million, compared to a gain of $1.2 million in fiscal 2011. Reflecting an income tax benefit of $1.3 million, the Company recorded a net loss of $1.6 million, or a loss of $0.03 per share in the fiscal year ended March 31, 2012, compared to net income of $10.9 million, or $0.18 per diluted share in the prior fiscal year.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), was a loss of $1.1 million in fiscal 2012, compared to a gain of $23.0 million in fiscal 2011. Adjusted net loss and adjusted loss per share, which exclude the impact of amortization of intangibles, stock-based compensation, change in warrant liability and goodwill impairment (if any), were $2.7 million and $0.04, respectively, in fiscal 2012, versus adjusted net income and adjusted net income (loss) per share of $12.4 million and $0.20, respectively, in fiscal 2011. A reconciliation of Adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings (loss) per share to the Company’s net income (loss) and net income loss per share is included in the financial tables accompanying this release.

For the fiscal fourth quarter ended March 31, 2012, Mad Catz reported net sales of $29.2 million, down 13% from $33.7 million in the fiscal 2011 fourth quarter. Gross profit for the March 2012 quarter declined 15% to $8.9 million from $10.5 million in the same quarter of the prior year while gross profit margin remained flat at 31%. Total operating expenses in the fiscal 2012 fourth quarter fell 4% to $8.5 million and the Company recorded operating income of $0.4 million, representing a decline of 76% from the $1.7 million generated in the comparable prior period. Foreign exchange loss was $0.2 million compared to a gain of $1.2 million in the fiscal 2011 fourth quarter. Reflecting an income tax benefit of $1.0 million, the Company reported net income of $0.8 million for the quarter ended March 31, 2012, or $0.01 per diluted share, versus net income of $1.5 million, or $0.03 per diluted share in the prior year fiscal fourth quarter.

Adjusted EBITDA was $1.1 million in the fourth quarter of fiscal 2012 compared to Adjusted EBITDA of $3.6 million in the prior year quarter. Adjusted net income and adjusted diluted earnings per share of $1.3 million and $0.02, respectively, in the fiscal fourth quarter of 2012 represented a reduction from adjusted net income and adjusted diluted earnings per share of $1.8 million and $0.03, respectively, in the same period a year ago.

Summary of Fiscal 2012 and Fourth Quarter Key Metrics:

•	Fiscal 2012 net sales decreased 36% to $117.6 million, while fiscal fourth quarter sales fell 13% to $29.2 million:

•

North American net sales decreased 49% to $57.4 million, and 35% to $13.9 million, in the fiscal 2012 full-year and fourth quarter periods, respectively. North American net sales represented 49% and 48% of full-year and quarterly net sales, respectively;

•

European net sales fell 18% to $54.5 million, and rose 14% to $12.7 million, in fiscal 2012 and in the fiscal 2012 fourth quarter, respectively. European net sales represented 46% and 43% of full-year and quarterly net sales, respectively; and,

•

Net sales to other countries increased 40% to $5.7 million, and 124% to $2.6 million, in the fiscal 2012 full-year and fourth quarter periods, respectively. Net sales to other countries represented 5% and 9% of full-year and quarterly net sales, respectively.

•	Gross sales by platform:

•	Xbox 360™ products accounted for 31% and 26% of sales in the fiscal 2012 full-year and fourth quarter, versus 31% and 24% in the respective prior year periods;

•	PC and Mac product sales were 28% and 32% of sales in the fiscal 2012 full-year and fourth quarter, versus 15% and 24% a year ago, respectively;

•	PS3 products sales accounted for 8% and 14% of fiscal 2012 full-year and fourth quarter sales, versus 17% and 13% in the respective prior year periods;

•	Wii products represented 3% and 1% of fiscal 2012 full-year and fourth quarter sales versus 14% and 8% in the prior year periods, respectively;

•	Handheld platform products were 2% and 1% of sales in the fiscal 2012 full-year and fourth quarter periods, versus 3% and 4% in the prior year’s respective periods; and,

•	All other platforms accounted for 28% and 26% of fiscal 2012 full-year and fourth quarter sales, versus 20% and 27% in the respective prior year periods.

•	Gross sales by category:

•	Audio products accounted for 38% and 37% of fiscal 2012 full-year and fourth quarter sales, versus 27% and 30% of sales in the prior year periods, respectively;

•	Specialty controllers accounted for 25% and 28% of sales in the fiscal 2012 full-year and fourth quarter, versus 28% and 32% in the prior year periods, respectively;

•

PC and Mac input device sales were 15% and 18% of sales in the fiscal 2012 full-year and fourth quarter, versus 7% and 12% in the respective prior year periods; Controllers represented 10% and 5% of sales in the fiscal 2012 full-year and fourth quarter, versus 15% and 11% in the prior year periods, respectively;

•	Accessories sales were 10% of sales in both the fiscal 2012 full-year and fourth quarter, versus 12% and 13% in the respective prior year periods; and,

•	Game sales accounted for 2% of sales in both the full-year and fourth quarter of fiscal 2012, versus 11% and 2% in the respective prior year periods.

•	Gross sales by brand:

•	Mad Catz products represented 38% and 35% of sales in the fiscal 2012 full-year and fourth quarter, versus 61% and 49% in the respective prior year periods;

•	Tritton products accounted for 32% and 31% of sales in the fiscal 2012 full-year and fourth quarter, versus 14% and 23% in the prior year periods, respectively;

•	Cyborg sales were 16% and 19% of sales in the fiscal 2012 full-year and fourth quarter, versus 7% and 13% in the respective prior year periods;

•	Saitek products accounted for 10% of sales in both the fiscal 2012 full-year and fourth quarter, versus 6% and 9% of sales in the prior year periods, respectively;

•	Eclipse sales were 3% and 4% of sales both in the fiscal 2012 and fiscal 2012 full-year and fourth quarters, respectively, and,

•	Other branded sales accounted for less than 1% of sales in both the full-year and fourth quarter of fiscal 2012, versus 9% and 2% in the respective prior year periods.

•	Reported net position of bank loan less cash at March 31, 2012 of $14.2 million compared to $15.5 million as of December 31, 2011, and $1.7 million at March 31, 2011.

Highlights of New Products Shipped in Q4 of Fiscal 2012 and Subsequent to the Fiscal Year-End:

•	SOULCALIBUR V Arcade FightStick Soul Edition for the Xbox 360 and PS3;

•	Primer Wireless Stereo Headset for Xbox 360;

•

New range of licensed Tom Clancy’s Ghost Recon: Future Soldier products, including the Tom Clancy’s Ghost Recon: Future Soldier Pro GamePad and the Tom Clancy’s Ghost Recon: Future Soldier 7.1 Surround Sound Headset;

•	Licensed Major League Gaming Pro Circuit Controller for the Xbox 360 and PS3;

•

A range of products for the Street Fighter X Tekken Fighting Game on the Xbox 360 and PS3, including the Street Fighter X Tekken FightPad SD, the Street Fighter X Tekken Arcade FightStick PRO and the Street Fighter X Tekken Arcade FightStick; and,

•	The Cyborg M.M.O.7 Gaming Mouse for PC and Mac.

Highlights of Upcoming Product Launches:

•	Cyborg F.R.E.Q. 5 Pro Gaming Headset for PC and Mac;

•	TRITTON SwitchBlade Wireless Headset for PS3;

•

Licensed Major League Gaming Pro Circuit Controller accessories for the Xbox 360 and PS3, including custom FacePlate Kits, ProCable products, the FightPad ProModule, Analog Stick Spacers and Analog Cap Packs;

•	Tritton Kunai headsets for the Wii U, 3DS, PlayStation Vita and PS3; and,

•	New range of products for the Wii U console including the PowerUp ChargeDock and FlipStand Protective Cover.

Key Developments in Q4 of Fiscal 2012 and Subsequent to the Fiscal Year-End:

•	Signed license agreement with Sony Computer Entertainment Japan to manufacture and distribute products in Japan for use with the PS3 and PlayStation Vita;

•	Announced a sponsorship agreement with the Aeroshell Aerial Aerobatic Team to promote the Company’s Saitek pro-flight products and upcoming Damage Inc. Pacific Squadron WWII video game;

•

Signed sponsorship agreement with the Western Wolves Professional Gaming Team to promote the Company’s pro-gaming equipment, including the MLG Pro Circuit Controller, Tournament Edition FightSticks and TRITTON headsets; and,

•	Signed license agreement with Microsoft to produce and distribute a range of Halo 4 branded headsets.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Fiscal 2012 full year results largely reflect the difficult year-ago comparison which benefited from sales of products related to specific video games and revenue from a third party distribution agreement, which has since been discontinued. We also experienced delays in launching key products for the 2011 holiday season and were impacted by the overall economy and fundamental changes in the video game industry, highlighted by the transition of Nintendo’s Wii console and the move by many casual gamers to smartphones and tablets. Thus, while we are not satisfied with these results, we believe a simple comparison between fiscal 2012 and 2011 is not a fully accurate indicator of the Company’s direction and prospects.

“Three years ago, we made a strategic decision to shift our focus towards high-value products built for passionate, hard core consumers. This shift has not happened overnight and is still on-going. Initial success was evident in growing sales of our high-end Saitek flight products and, more recently, is demonstrated by our widely acclaimed Cyborg PC and Mac products as well as our Tritton premium audio products. Each of these three brands generated sales growth in fiscal 2012. In particular, the sales of Tritton products grew 48% to $37 million in net sales and the sales of Cyborg products grew 40% to $19 million in net sales.

“We also believe these premium products have much longer product life spans and offer the best path forward as the video game industry reaches another inflection point with many casual gamers moving to tablet and smartphone gaming, leaving hard core gamers who demand the best. We realize and understand that more sales of these key products are needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses.

“In addition to our focus on creating aspirational products over the past few years, we have also expanded our geographic footprint as we continue to build a worldwide sales and marketing team. As games increasingly cross geographic borders and the Internet allows worldwide on-line competition, the Company is committed to position itself as a leading provider of products that optimize the passionate video gamer’s performance on a global basis.

“We’re starting to realize the benefits of our investment in an expanded geographic footprint in the Asia Pacific Region. Sales to Other Countries accounted for 2% of net sales in fiscal 2011, 5% of sales in fiscal 2012, and 9% of sales in the fourth quarter of fiscal 2012. We were also pleased to see European sales overcome considerable market headwinds and a difficult comparison to return to double digit growth in the fiscal fourth quarter.

“In fiscal 2011, we benefited from discrete opportunities to partner with premium game titles. We will continue to look for such opportunities and pursue them when they make financial sense. However, we believe that the long-term growth and financial health of the Company depends on creating ‘must have’ products for passionate consumers that do not rely on outside forces for their success.”

“This quarter we’re seeing strong sales to date and are expecting all territories to return to growth in the first quarter of fiscal 2013. We are also excited about our pipeline of new products for the holiday season with some key product releases, including the highly anticipated Warhead headset, which we expect to begin mass production in the next few weeks and to make a positive contribution to fiscal 2013 second quarter sales. We are optimistic that the early launch of these key new products will contribute to our return to growth for fiscal 2013.”

Mr. Richardson concluded, “Looking ahead, we have a range of exciting initiatives that should benefit fiscal 2013 and beyond. Our line of audio products is going into wide distribution in the United States and is selling well in other parts of the world. We intend to increase marketing and awareness efforts for our universally acclaimed R.A.T. PC and Mac products and plan to further fill out the PC and Mac product range. We intend to continue to carefully select targeted software opportunities that pose manageable downside risk by complementing our hardware initiatives. We are also committed to supporting the professional gaming community and developing products that live up to their exacting demands.”

The Company will host a conference call and simultaneous webcast on June 13, 2012, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2910. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21595689) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

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Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Contact:

Allyson Evans, CFO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	J C I R
(619) 683-9830	(212) 835-8500 or mcz@jcir.com

—TABLES FOLLOW—

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011

Net sales	$29,154	$33,697	$117,570	$183,974

Cost of sales	20,260	23,178	86,052	130,605

Gross profit	8,894	10,519	31,518	53,369

Operating expenses:
Sales and marketing	3,846	3,327	15,313	14,316
General and administrative	2,978	3,204	12,411	13,794
Research and development	1,158	1,930	5,634	4,678
Acquisition related items	288	164	1,067	873
Amortization of intangibles	234	242	955	951

Total operating expenses	8,504	8,867	35,380	34,612

Operating income (loss)	390	1,652	(3,862)	18,757

Interest expense, net	(305)	(614)	(1,123)	(2,897)
Foreign exchange gain (loss), net	(222)	1,237	(560)	1,195
Change in fair value of warrant liability	(139)	—	2,557	—
Other income	76	24	115	247

Income (loss) before income taxes	(200)	2,299	(2,873)	17,302

Income tax (expense) benefit	1,008	(813)	1,259	(6,367)

Net income (loss)	$808	$1,486	$(1,614)	$10,935

Net income (loss) per share:
Basic	$0.01	$0.03	$(0.03)	$0.20
Diluted	$0.01	$0.03	$(0.03)	$0.18

Weighted average number of common shares outstanding:
Basic	63,462,399	56,257,384	63,094,422	55,429,673
Diluted	64,106,597	70,262,793	63,094,422	66,924,206

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	March 31,	March 31,
	2012	2011

Assets

Current assets:
Cash	$2,474	$3,734
Accounts receivable, net	15,531	19,846
Other receivables	1,196	329
Inventories	32,521	27,978
Deferred tax assets	110	85
Income tax receivable	1,747	—
Other current assets	3,305	2,343

Total current assets	56,884	54,315

Deferred tax assets	440	590
Other assets	863	639
Property and equipment, net	4,037	3,921
Intangible assets, net	4,626	5,606
Goodwill	10,476	10,463

Total assets	$77,326	$75,534

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$16,654	$5,408
Accounts payable	17,634	13,700
Accrued liabilities	6,401	11,048
Convertible notes payable	—	14,500
Contingent consideration, current	1,600	1,542
Income taxes payable	1,375	1,918

Total current liabilities	43,664	48,116
Contingent consideration	2,769	2,897
Warrant liability	693	—
Deferred tax liabilities	245	—
Other long-term liabilities	211	424

Total liabilities	47,582	51,437
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 63,462,399 shares issued and outstanding at March 31, 2012 and 57,029,350 issued and outstanding at March 31, 2011	59,432	50,648
Accumulated other comprehensive loss	(1,533)	(10)
Accumulated deficit	(28,155)	(26,541)

Total shareholders’ equity	29,744	24,097

Total liabilities and shareholders’ equity	$77,326	$75,534

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Net sales
United States	$12,805	$20,216	$53,565	$107,528
Europe	12,663	11,114	54,512	66,834
Canada	1,101	1,215	3,816	5,547
Other countries	2,585	1,152	5,677	4,065

	$29,154	$33,697	$117,570	$183,974

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Adjusted Net Income (Loss) Reconciliation (non GAAP)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2012	2011	2012	2011
Pre-tax income (loss)	$(200)	$2,299	$(2,873)	$17,302
Amortization of intangible assets	234	242	955	951
Stock-based compensation cost	181	145	649	603
Change in fair value of warrant liability	139	—	(2,557)	—

Adjusted pre-tax income (loss)*	354	2,686	(3,826)	18,856

Adjusted provision for income taxes (at effective rate)*	(942)	922	(1,145)	6,500

Adjusted net income (loss) *	$1,296	$1,764	$(2,681)	$12,356

Adjusted diluted income (loss) per share*	$0.02	$0.03	$(0.04)	$0.20

*Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.

EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Net income (loss)	$808	$1,486	$(1,614)	$10,935

Adjustments:
Interest expense	305	613	1,123	2,897
Income tax expense (benefit)	(1,008)	813	(1,259)	6,367
Depreciation and amortization	822	727	3,253	2,764

EBITDA	$927	$3,639	$1,503	$22,963
Change in fair value of warrant liability	139	—	(2,557)	—

Adjusted EBITDA (loss)	$1,066	$3,639	$(1,054)	$22,963

EBITDA, a non-GAAP financial measure, represents net income (loss) before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition Adjusted EBITDA is an important measure for our lender.

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